EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2016 RESULTS

•	Revenues were $1.34 billion, compared to $1.85 billion in the fourth quarter of 2015;
•	Operating and maintenance expense was $665 million, down from $794 million in the prior period;
•

Adjusted net income was $254 million, $0.69 per diluted share, excluding $5 million of net unfavorable items.  This compares with $615 million, $1.68 per diluted share, in the fourth quarter of 2015, excluding $4 million of net unfavorable items;

•	Net income attributable to controlling interest was $249 million, $0.68 per diluted share, compared with $611 million, $1.66 per diluted share, in the prior quarter;
•	The Annual Effective Tax Rate(1) was 22.8 percent, compared with 13.1 percent in the fourth quarter of 2015;
•	Cash flows from operating activities were $631 million, compared with $960 million in the previous quarter;
•	Revenue efficiency(2) was 95.0 percent, compared with 95.9 percent in the fourth quarter of 2015;
•	Rig utilization(3) was 51 percent, compared with 60 percent in the prior quarter; and
•	Contract backlog was $14.6 billion as of the April 2016 Fleet Status Report.

ZUG, SWITZERLAND—May 4, 2016—Transocean Ltd. (NYSE: RIG) today reported net income attributable to controlling interest of $249 million, $0.68 per diluted share, for the three months ended March 31, 2016.  First quarter 2016 results included net unfavorable items of $5 million, $0.01 per diluted share, as follows:

•	$4 million, $0.01 per diluted share, in restructuring costs associated with employee severance; and
•	$2 million related to the loss on impairment of the midwater floater Transocean John Shaw, which the company has identified for recycling.

These net unfavorable items were partially offset by:

•	$1 million in favorable discrete tax benefits and miscellaneous other items.

After consideration of these net unfavorable items, first quarter 2016 adjusted net income was $254 million, or $0.69 per diluted share.

For the three months ended March 31, 2015, the company reported a net loss attributable to controlling interest of $483 million, or $1.33 per diluted share.  The first quarter of 2015 included net unfavorable items of $881 million, $2.43 per diluted share, associated with losses on the impairment of the deepwater floater asset group and other assets classified as held for sale.  After consideration of these net unfavorable items, adjusted net income was $398 million, or $1.10 per diluted share.

Contract drilling revenues for the three months ended March 31, 2016, decreased $345 million sequentially to $1.11 billion due primarily to reduced activity associated with stacked and idle rigs, and rig disposals.

Other revenues decreased $165 million sequentially to $230 million.    First quarter 2016 included $209 million in early contract termination fees ($133 million, net of expected quarterly contract drilling revenues for the cancelled rigs) primarily associated with the Discoverer Deep Seas and Deepwater Millennium.

Operating and maintenance expense decreased to $665 million, compared with $794 million in the prior quarter.  The decrease was due largely to lower activity, cost savings related to the company’s operational and restructuring initiatives, and reduced stacking costs primarily associated with the company’s dynamically positioned floaters offset partially by the reactivation costs of the Henry Goodrich.   The quarter also included deferred mobilization cost of $18 million on the GSF Development Driller I that was previously expected in the second quarter of 2016.

General and administrative expense was $43 million, down from $58 million in the prior quarter reflecting the company’s ongoing restructuring efforts.

Depreciation expense was $217 million, compared with $213 million in the previous quarter.

The Effective Tax Rate(4) was 22.4 percent, up from 9.7 percent in the fourth quarter of 2015.  The Annual Effective Tax Rate was 22.8 percent, up from 13.1 percent in the previous quarter.  The increase was due largely to lower adjusted pre-tax income and the change in the mix of operating results from certain jurisdictions.

Interest expense, net of amounts capitalized, increased $2 million sequentially to $89 million.  Capitalized interest was $49 million, unchanged from the prior quarter.  Interest income was $6 million, compared with $5 million in the prior quarter.

Cash flows from operating activities were $631 million, compared with $960 million in the prior quarter.

Capital expenditures totaled $368 million, down from $665 million in the prior quarter.  The decline was due primarily to reduced spending associated with the company’s newbuild program.

“Despite the challenging environment, the Transocean team delivered strong operating performance, and solid financial results, adding over $200 million to our cash balance in the first quarter of 2016,” said President and Chief Executive Officer Jeremy Thigpen.  “As we work through the second quarter, and the balance of the year, we will continue to prepare ourselves for the eventual industry recovery by taking the necessary steps to both maximize internal efficiencies, and further differentiate Transocean in the eyes of our customers through superior safety and operational performance.”

Non-GAAP Financial Measures

All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 60 mobile offshore drilling units consisting of 28 ultra-deepwater floaters, seven harsh-environment semisubmersibles, five deepwater semisubmersibles, 10 midwater semisubmersibles and 10 high-specification jackups.  In addition, the company has six ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 10 a.m. EDT, 4 p.m. CEST, on Thursday, May 5, 2016, to discuss the results.  To participate, dial +1 913-312-0823 and refer to confirmation code 7646953 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode over the Internet and can be accessed on Transocean’s website, www.deepwater.com, by selecting “Investor Relations/Overview.”  Supplemental materials that may be referenced during the teleconference will be posted to Transocean’s website and can be found by selecting “Investor Relations/Financial Reports.”

A replay of the conference call will be available after 1 p.m. EDT, 7 p.m. CEST, on May 5, 2016.  The replay, which will be archived for approximately 30 days, can be accessed by dialing +1 719-457-0820 and referring to the confirmation code 7646953. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions.  Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  As a result, actual results could differ materially from those indicated in these forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2015, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at:  www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements.  All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.  All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at:  www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved.  Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Annual Effective Tax Rate is defined as income tax expense from continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.  See the accompanying schedule entitled “Revenue Efficiency.”

(3)

Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.  See the accompanying schedule entitled “Utilization.”

(4)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2016	2015
Operating revenues
Contract drilling revenues	$1,111	$2,000
Other revenues	230	43
	1,341	2,043
Costs and expenses
Operating and maintenance	665	1,084
Depreciation	217	291
General and administrative	43	46
	925	1,421
Loss on impairment	(3)	(936)
Gain (loss) on disposal of assets, net	1	(7)
Operating income (loss)	414	(321)

Other income (expense), net
Interest income	6	6
Interest expense, net of amounts capitalized	(89)	(116)
Other, net	(1)	47
	(84)	(63)
Income (loss) from continuing operations before income tax expense	330	(384)
Income tax expense	74	83
Income (loss) from continuing operations	256	(467)
Loss from discontinued operations, net of tax	(1)	(2)

Net income (loss)	255	(469)
Net income attributable to noncontrolling interest	6	14
Net income (loss) attributable to controlling interest	$249	$(483)

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$0.68	$(1.32)
Earnings (loss) from discontinued operations	—	(0.01)
Earnings (loss) per share	$0.68	$(1.33)

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$0.68	$(1.32)
Earnings (loss) from discontinued operations	—	(0.01)
Earnings (loss) per share	$0.68	$(1.33)

Weighted-average shares outstanding
Basic	364	363
Diluted	364	363

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

(Unaudited)

	March 31,	December 31,
	2016	2015

Assets
Cash and cash equivalents	$2,574	$2,339
Accounts receivable, net of allowance for doubtful accounts of less than $1 at March 31, 2016 and December 31, 2015	1,094	1,379
Materials and supplies, net of allowance for obsolescence of $154 and $148 at March 31, 2016 and December 31, 2015, respectively	625	635
Assets held for sale	8	8
Restricted cash	338	340
Other current assets	61	84
Total current assets	4,700	4,785

Property and equipment	26,557	26,274
Less accumulated depreciation	(5,668)	(5,456)
Property and equipment, net	20,889	20,818
Deferred income taxes, net	287	316
Other assets	369	410
Total assets	$26,245	$26,329

Liabilities and equity
Accounts payable	$370	$448
Accrued income taxes	89	82
Debt due within one year	1,200	1,093
Other current liabilities	929	1,046
Total current liabilities	2,588	2,669

Long-term debt	7,253	7,397
Deferred income taxes, net	310	339
Other long-term liabilities	1,027	1,108
Total long-term liabilities	8,590	8,844

Commitments and contingencies
Redeemable noncontrolling interest	11	8

Shares, CHF 0.10 par value, 393,397,220 authorized, 167,617,649 conditionally authorized, 370,967,382 issued and 365,081,912 outstanding at March 31, 2016 and CHF 15.00 par value, 396,260,487 authorized, 167,617,649 conditionally authorized, 373,830,649 issued and 364,035,397 outstanding at December 31, 2015	34	5,193
Additional paid-in capital	10,674	5,739
Treasury shares, at cost, 2,863,267 held at December 31, 2015	—	(240)
Retained earnings	4,389	4,140
Accumulated other comprehensive loss	(339)	(334)
Total controlling interest shareholders’ equity	14,758	14,498
Noncontrolling interest	298	310
Total equity	15,056	14,808
Total liabilities and equity	$26,245	$26,329

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended
	March 31,
	2016	2015

Cash flows from operating activities
Net income (loss)	$255	$(469)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	217	291
Share-based compensation expense	13	19
Loss on impairment	3	936
(Gain) loss on disposal of assets, net	(1)	7
Deferred income tax benefit	(1)	(98)
Other, net	5	8
Changes in deferred revenues, net	(25)	(39)
Changes in deferred costs, net	37	57
Changes in operating assets and liabilities	128	(186)
Net cash provided by operating activities	631	526

Cash flows from investing activities
Capital expenditures	(368)	(201)
Proceeds from disposal of assets, net	4	9
Net cash used in investing activities	(364)	(192)

Cash flows from financing activities
Repayments of debt	(55)	(63)
Deposit to cash account restricted for financing activities	(24)	—
Proceeds from cash investments restricted for financing activities	49	57
Distributions of qualifying additional paid-in capital	—	(272)
Distributions to holders of noncontrolling interest	(7)	(7)
Other, net	5	(2)
Net cash used in financing activities	(32)	(287)

Net increase in cash and cash equivalents	235	47
Cash and cash equivalents at beginning of period	2,339	2,635
Cash and cash equivalents at end of period	$2,574	$2,682

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Contract drilling revenues
Ultra-Deepwater Floaters	$621	$813	$932
Harsh Environment Floaters	181	178	261
Deepwater Floaters	85	128	219
Midwater Floaters	138	222	429
High-Specification Jackups	82	111	155
Contract intangible revenue	4	4	4
Total contract drilling revenues	1,111	1,456	2,000

Other revenues
Customer early termination fees	209	367	—
Customer reimbursement revenues and other	21	28	43
Total other revenues	230	395	43
Total revenues	$1,341	$1,851	$2,043

	Average Daily Revenue (1)
	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Ultra-Deepwater Floaters	$490,300	$512,600	$534,300
Harsh Environment Floaters	548,600	702,200	531,300
Deepwater Floaters	310,000	349,700	342,100
Midwater Floaters	361,400	380,800	343,300
High-Specification Jackups	150,200	172,100	174,400
Total	$395,400	422,800	$398,100

(1) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Ultra-Deepwater Floaters	50%	64%	68%
Harsh Environment Floaters	52%	39%	78%
Deepwater Floaters	60%	67%	85%
Midwater Floaters	39%	53%	85%
High-Specification Jackups	60%	70%	99%
Total	51%	60%	79%

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

	Revenue Efficiency (3)
	Three months ended			Years ended
	March 31,	December 31,	March 31,	December 31,	December 31,
	2016	2015	2015	2015	2014
Ultra-Deepwater Floaters	94.3%	94.1%	97.2%	95.1%	94.3%
Harsh Environment Floaters	98.6%	99.0%	96.8%	98.1%	95.7%
Deepwater Floaters	97.4%	95.1%	95.9%	97.4%	96.2%
Midwater Floaters	97.6%	98.7%	91.4%	95.2%	93.3%
High-Specification Jackups	86.7%	99.8%	99.3%	99.2%	97.0%
Total Drilling Fleet	95.0%	95.9%	95.9%	96.0%	94.7%

(3) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In US$ millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Income from continuing operations before income taxes	$330	$683	$(384)
Add back (subtract):
Restructuring charges	5	27	5
Loss on impairment of goodwill and other assets	3	28	936
Gain on disposal of other assets, net	(1)	(7)	(2)
Gain on retirement of debt	—	(16)	—
Adjusted income from continuing operations before income taxes	337	715	555

Income tax expense from continuing operations	74	66	83
Add back (subtract):
Restructuring charges	1	5	—
Loss (gain) on impairment of goodwill and other assets	1	(1)	62
Gain on disposal of other assets, net	—	(2)	(1)
Changes in estimates (1)	1	26	(1)
Adjusted income tax expense from continuing operations (2)	$77	$94	$143

Effective Tax Rate (3)	22.4%	9.7%	(21.6)%

Annual Effective Tax Rate (4)	22.8%	13.1%	25.8%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation of allowances on deferred taxes and (c) other tax liabilities.

(2)

The three months December 31, 2015 includes $(6) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Effective Tax Rate is income tax expense for continuing operations, divided by income from continuing operations before income taxes.
(4)

Annual Effective Tax Rate is income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

Transocean Ltd. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income and Adjusted Diluted Earnings Per Share

(in US$ millions, except per share data)

YTD
3/31/16
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$249
Add back (subtract):
Restructuring charges	4
Loss on impairment of assets	2
Gain on disposal of assets, net	(1)
Loss from discontinued operations	1
Discrete tax items and other, net	(1)
Net income, as adjusted	$254

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$0.68
Add back (subtract):
Restructuring charges	0.01
Loss on impairment of assets	—
Gain on disposal of assets, net	—
Loss from discontinued operations	—
Discrete tax items and other, net	—
Diluted earnings per share, as adjusted	$0.69

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/15	12/31/15	09/30/15	09/30/15	06/30/15	06/30/15	03/31/15
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$791	$611	$180	$321	$(141)	$342	$(483)
Add back (subtract):
Litigation matters	(735)	—	(735)	—	(735)	(735)	—
Restructuring charges	40	22	18	2	16	11	5
Loss on impairment of assets	1,713	29	1,684	13	1,671	797	874
Gain on disposal of assets, net	(12)	(5)	(7)	(1)	(6)	(5)	(1)
Gain on retirement of debt	(23)	(16)	(7)	(7)	—	—	—
Gain on disposal of assets in discontinued operations	(1)	—	(1)	(1)	—	—	—
(Income) loss from discontinued operations	(1)	1	(2)	(3)	1	(1)	2
Discrete tax items and other, net	(35)	(27)	(8)	(8)	—	(1)	1
Net income, as adjusted	$1,737	$615	$1,122	$316	$806	$408	$398

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$2.16	$1.66	$0.49	$0.88	$(0.39)	$0.93	$(1.33)
Add back (subtract):
Litigation matters	(2.02)	—	(2.02)	—	(2.02)	(2.02)	—
Restructuring charges	0.11	0.06	0.04	—	0.04	0.03	0.01
Loss on impairment of assets	4.67	0.08	4.61	0.03	4.60	2.18	2.41
Gain on disposal of assets, net	(0.02)	(0.01)	(0.02)	—	(0.02)	(0.01)	—
Gain on retirement of debt	(0.06)	(0.04)	(0.02)	(0.02)	—	—	—
Gain on disposal of assets in discontinued operations	—	—	—	—	—	—	—
(Income) loss from discontinued operations	—	—	—	—	—	—	0.01
Discrete tax items and other, net	(0.10)	(0.07)	(0.02)	(0.02)	—	—	—
Diluted earnings per share, as adjusted	$4.74	$1.68	$3.06	$0.87	$2.21	$1.11	$1.10